Exhibit 10.3
                                AMF BOWLING, INC.

                               M E M O R A N D U M

Date:       September 8, 1998

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To:         John Watkins                  From:       Doug Stanard

Company:    AMF Bowling, Inc.             Company:    AMF Bowling, Inc.

Re:         Terms of Employment           Copied:     Mike Bardaro

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      Message:    First, let me congratulate you on joining AMF.  We
                  look forward to your making a major contribution to our U.S. Bowling Center Operations.

                  Attached is a copy of the original offer letter to you dated August 6, 1998. This memorandum is designed to augment that letter consistent with our final agreed terms for your employment. I am forwarding a copy of this memorandum to Mike Bardaro who will see to the implementation of the compensation issues. Some of the matters are outside Mike's area of responsibility, such as the options and benefits package. However, it will be easier if one person coordinates all these matters.

                  In addition to the terms and conditions set out in the attached August 6 letter, we agreed that your bonus from September 8 through December 31, 1998 would be guaranteed on a pro-rata basis equal to 50% of your $300,000 annual base salary. Your bonus for 1999 will be based upon agreed financial budgets which will be submitted to and approved by the Board of Directors at its December 10, 1998 meeting. I encourage you to involve yourself in the planning and budgeting process as soon as you are on board. You should review this with Suzanne Roski, Mike Bardaro and, of course, your operating managers.

                  As to severance, should the Company terminate your employment for any reason other than cause (voluntary resignation, the intentional failure or refusal to adhere to operating budgets or business plans approved by the Board, misconduct, misappropriation or dishonesty in connection with the performance of your duties, or the conviction of a crime which in the opinion of the Board adversely impacts your ability to perform your duties) up to December 31, 1998, you will be paid severance of two years salary commencing January 1, 1999. If you are terminated during 1999, you will be paid your salary through December 31, 2000. From and after January 1, 2000, if you are terminated you will be paid one year salary as severance.

                  Finally, you will be paid a $1,000 per month car allowance through December 31, 1999.

                  I trust, John, that this memorandum, in conjunction with the August 6 letter enclosed, accurately describes our agreed upon terms of employment. If so, I would appreciate your signing the signature line below and returning the original to me for Company records. You should retain a copy for your records.

DS/ml
Attachment



                                          /s/ John Watkins
                                          ----------------------
                                          John Watkins
                                          September 8, 1998

                                AMF BOWLING, INC.
                                 8100 AMF DRIVE
                               RICHMOND, VA 23111



                               VIA FEDERAL EXPRESS


August 6, 1998


PRIVATE AND CONFIDENTIAL                                 Douglas J. Stanard
                                                         President
                                                         Chief Executive Officer

Mr. John Watkins
138 Keswick Drive
Advance, NC 27006

Dear John:

After your telephone conversation with Bob Damon regarding the basic structure for our employment offer, I wanted to quickly follow up with you, in writing, to reaffirm what was verbally discussed. Needless to say, we are extremely enthusiastic about the possibility of your joining the senior management team at AMF. Your title will be Executive Vice President of AMF Bowling, Inc. and President of U.S. Bowling Centers. The other basic terms you discussed with Bob include:

      o     A base salary of $300,000 per year.

      o A target bonus of 50 percent. Upon joining, you and I will sit down and develop some mutually agreed upon goals to be used as a benchmark to determine your target bonus.

      o We discussed your personal situation in that you would not relocate your family until the first of next year. In that vein, we will make sure to cover your temporary living expenses while you commute. Included in this will be some form of short-term lease on an apartment.

      o 100,000 shares of AMF Bowling, Inc. stock options subject to the same vesting schedule as AMF's senior management team.

      o Four weeks vacation, but we basically have a policy of taking time off when we can get it.

      o The standard executive AMF package for other benefits, such as life and health insurance as well as company pension plan. On your trip to Richmond next week, we will provide you with all of the plan details.

      o A tentative start date of September 8, 1998, but earlier if possible. If not possible, to be available for two days the week of August 31 to be involved in the decision-making process regarding important change that will take place after your arrival.

Again, John, the management team at AMF, as well as our investors at Goldman, Sachs, are extremely enthusiastic about your joining us. We look forward to a positive response from you once you have had a chance to visit Richmond with your wife. If you have any questions, please feel free to give me a call. In the meantime, we look forward to seeing you next week in Richmond.


Sincerely,

/s/ Douglas J. Stanard
----------------------
Douglas J. Stanard

DJS/ml